Exhibit 99.1

FOR RELEASE:  April 8, 2004, 6:00 AM

ULTIMATE ELECTRONICS REPORTS FOURTH QUARTER

AND YEAR-END RESULTS AND ANNOUNCES AN

AMENDED AND RESTATED $100 MILLION CREDIT FACILITY

DENVER, COLORADO, April 8, 2004 — Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the fourth quarter and year ended January 31, 2004.

For the fourth quarter ended January 31, 2004, the company reported a net loss of $6,320,000 or $.43 per share on a diluted basis, compared to net income of $5,554,000 or $.38 per share on a diluted basis for the same quarter of the prior year.  Sales for the fourth quarter were $243,248,000, compared to sales of $242,454,000 for the same quarter of the prior year.  Comparable store sales were down 9% for the quarter.  Gross profit margin for the fourth quarter was 30.1% compared to 31.0% for the same quarter of the prior year.  Gross profit margins were negatively impacted by write-downs associated with the company’s exit from the computer category, Playstation and PDA’s (50 basis points), and higher inventory shrink associated with integration issues experienced with the company’s new management information system (55 basis points).  This was slightly offset by higher sales of customer services such as repair and installation.  Selling, general and administrative expenses for the fourth quarter increased as a percentage of sales to 34.1% from 27.3% for the same quarter of the prior year.  Net advertising expense increased as a percentage of sales by 3.7% compared to the fourth quarter of the prior year due to lower cooperative advertising credits earned from vendors for the quarter and the full year and increased advertising expenditures in the fourth quarter.  Fixed general and administrative expenses such as occupancy, depreciation and payroll increased as a percentage of sales by 3.0% compared to the fourth quarter of the prior year due to lower than anticipated sales for the quarter, costs associated with new stores and store impairment charges.  In January 2004, the company recognized a $3.1 million asset impairment charge on two of its store locations.  In addition, the company incurred severance and relocation expenses of $600,000 (25 basis points) associated with the reorganization of certain non-sales positions.

For the year ended January 31, 2004, the company reported a net loss of $15,779,000 or $1.08 per share on a diluted basis, compared to net income of $4,706,000 or $.34 per share on a diluted basis for the same period of the prior year.  Net income for the year ended January 31, 2003 includes a charge of $1,587,000 or $.12 per share for the cumulative effect of EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.  Sales for the year ended January 31, 2004 were $712,855,000, a 1% increase from sales of $704,427,000 for the prior year.  Comparable store sales were down 9% for the year ended January 31, 2004.  Gross profit margin for the year ended January 31, 2004 was 32.2%, compared to 32.7% for the prior year.  Gross profit margins were negatively impacted by write-downs associated with the company’s exit from the computer category, Playstation and PDA’s (approximately 25 basis points), and higher inventory shrink associated with integration issues experienced with the company’s new management information system (19 basis points).  Selling, general and administrative expenses for the year increased as a percentage of sales to 35.7% from 31.2% for the prior year.  Fixed general and administrative expenses such as occupancy, depreciation and payroll increased as a percentage of sales by 2.9% compared to the prior year, due to lower than anticipated sales for the year, costs associated with new stores and charges for store impairments discussed previously.  Net advertising expense increased as a percentage of sales by 1.3% compared to the prior year due to lower cooperative advertising credits earned from vendors for the year and increased advertising spending for the fourth quarter.  For the year ended January 31, 2004, insurance costs increased 26 basis points as a percentage of sales, primarily due to rising costs of healthcare.  The above increases in expenses as a percentage of sales for the year were partially offset by a decrease in preopening expense of 33 basis points due to fewer store openings this year.

Fourth quarter and annual sales by category were as follows:

	Fourth Quarter Ended		Year Ended
Category	1/31/2004	1/31/2003	1/31/2004	1/31/2003
Television/DBS	48%	43%	45%	41%
Audio	18%	19%	17%	19%
Video/DVD	14%	17%	14%	15%
Mobile	7%	6%	9%	9%
Home Office	1%	3%	2%	3%
Other	12%	12%	13%	13%

The company’s inventory finished the year at $113.9 million, up 7% compared to inventory levels at the end of last year, due to the shortfall in sales during the fourth quarter.  Borrowings under the company’s revolving line of credit were $63.2 million at the end of fiscal 2004, due to the shortfall in its sales, the increase in its inventory levels and capital expenditures for the construction of the seven new stores opened during the second half of the year.

On April 2, 2004, the company entered into a third amended and restated credit and security agreement with Wells Fargo Retail Finance, LLC.  The credit agreement provides for an increase in the borrowing capacity under the revolving credit facility from $80 million to $100 million, with an option for the company to increase the facility to $125 million, subject to certain conditions.  The amended and restated credit facility expires in April 2008.  Borrowings under the revolving line of credit are secured by the company’s inventory and receivables, its Thornton, Colorado, facility, and other assets.  The facility includes standard and customary covenants, including covenants regarding the company’s maximum capital expenditures and minimum EBITDA (i.e. earnings before interest, taxes, depreciation and amortization).

Dave Workman, President and Chief Executive Officer, stated, “We are extremely disappointed with our sales, profit and operating results from last year.  This has been one of the most challenging periods for our company in recent history.  We struggled in the first part of the year with the ineffectiveness of our television advertising campaign, price compression in key products categories, slowing demand in established categories, low consumer confidence, competitive pressures and a dilution of skilled personnel resulting from our recent expansion.  In the third and fourth quarters, these issues were compounded by the unexpected problems we experienced following our September conversion to a new management information system.  We experienced problems with inventory visibility, product distribution, commission calculations, reporting and processing of service repairs.

“Total sales for the first two months of our first quarter of fiscal 2005 were down approximately 6% over the same period in the prior year. Comparable store sales were down approximately 15% for the first two months of the fiscal year.  Total sales are up approximately 9% and comparable store sales are approximately flat for the first six days of April.  While we anticipate comparable store sales to remain negative during the first part of fiscal 2005, we expect the company-wide sales and customer service initiatives we are implementing to improve our sales in the latter part of the year.

“We view fiscal 2005 as a turnaround year for our company.  While we believe it will take time to re-establish our market position with customers and regain sales momentum lost during the previous year, we expect our new, four-year, $100 million credit facility with our existing lender, coupled with our current cost structure, will provide our company with the additional time needed.  Although we have corrected most of our system issues, we continue to encounter problems with our management information system related to inventory and distribution and are working on resolving these issues.  Through staff reductions and marketing efficiencies implemented in January 2004, and our continued efforts to contain or reduce costs, we plan to reduce our selling, general and administrative expenses as a percentage of sales.  In March 2004, we changed our store management structure and compensation program to focus store management on supporting product sales and improving customer service.  We have also identified other sales, operational and cost initiatives and plan to implement these in the coming months.

“In addition, we have engaged Peter G. Hanelt as a consultant and advisor to assist in our return to profitability.  Mr. Hanelt has had extensive experience in both transition and turnaround situations at numerous companies and within a number of industries, primarily retail.  Most recently, he assisted Good Guys, Inc., a specialty retailer in consumer electronics, with its return to profitability after seven consecutive years of losses.”

Ultimate Electronics quarterly earnings conference call (April 8, 2004 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet.  Please visit the Company’s Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page.

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company.  These forward-looking statements include statements regarding: (i) comparable store sales during the first part of fiscal 2005; (ii) improvement of sales in the latter part of fiscal 2005 through company-wide sales and customer service initiatives; (iii) the time required and the company’s ability to re-establish its market position and regain sales momentum; (iv) flexibility provided by the company’s new credit facility and cost structure; (v) the DVD selection in the company’s stores; (vi) the expected reduction of the company’s selling, general and administrative expenses as a percentage of sales; and (vii) statements regarding the company’s return to profitability.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with the operation of our new management information system; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the company will be those anticipated by management.  The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc.(NASDAQ: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®.  In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.  During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com or accessed via PR Newswire’s Web site at http://www.prnewswire.com.

Contact:  Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000

SELECTED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

	Quarter ended January 31, 2004 (unaudited)	% of Sales	Quarter ended January 31, 2003 (unaudited)	% of Sales

Sales	$243,248		$242,454
Cost of goods sold	169,965	69.9%	167,193	69.0%
Gross profit	73,283	30.1%	75,261	31.0%
Selling, general & administrative expenses	82,961	34.1%	66,266	27.3%
Income (loss) from operations	(9,678)	(4.0)%	8,995	3.7%
Interest expense, net	515	0.2%	39	—
Income (loss) before taxes	(10,193)	(4.2)%	8,956	3.7%
Income tax expense (benefit)	(3,873)	(1.6)%	3,402	1.4%
Net income (loss)	$(6,320)	(2.6)%	$5,554	2.3%
Earnings (loss) per share – basic	$(0.43)		$0.38
Earnings (loss) per share – diluted	$(0.43)		$0.38
Shares outstanding – basic	14,721,537		14,565,145
Shares outstanding – diluted	14,721,537		14,714,729

	Year ended January 31, 2004	% of Sales	Year ended January 31, 2003	% of Sales

Sales	$712,855		$704,427
Cost of goods sold	483,463	67.8%	473,930	67.3%
Gross profit	229,392	32.2%	230,497	32.7%
Selling, general & administrative expenses	254,132	35.7%	220,139	31.2%
Income (loss) from operations	(24,740)	(3.5)%	10,358	1.5%
Interest expense, net	709	0.1%	208	—
Income (loss) before taxes and cumulative effect of change in accounting principle	(25,449)	(3.6)%	10,150	1.5%
Income tax expense (benefit)	(9,670)	(1.4)%	3,857	0.6%
Income (loss) before cumulative effect of change in accounting principle	(15,779)	(2.2)%	6,293	0.9%
Cumulative effect of change in accounting principle, net of tax	—	—	(1,587)	(0.2)%
Net loss	$(15,779)	(2.2)%	$4,706	0.7%
Earnings (loss) per share before cumulative effect of change in accounting principle – basic	$(1.08)		$0.46
Earnings (loss) per share before cumulative effect of change in accounting principle – diluted	$(1.08)		$0.45
Earnings (loss) per share – basic	$(1.08)		$0.34
Earnings (loss) per share – diluted	$(1.08)		$0.34
Shares outstanding – basic	14,650,303		13,671,171
Shares outstanding – diluted	14,650,303		13,921,235

SUMMARY BALANCE SHEETS

(amounts in thousands)

	January 31, 2004	January 31, 2003
Assets:
Current assets:
Cash and cash equivalents	$4,413	$2,659
Accounts receivable, net	44,306	36,184
Income tax receivable	7,975	—
Merchandise inventories, net	113,875	106,754
Prepaids and other assets	2,857	4,808
Total current assets	173,426	150,405
Property and equipment, net	158,247	141,387
Property under capital leases, net	931	1,066
Deferred tax asset	5,257	—
Other assets	1,874	1,741
Total assets	$339,735	$294,599
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$35,330	$36,525
Accrued liabilities	34,949	31,047
Deferred revenue	353	918
Other current liabilities	141	126
Total current liabilities	70,773	68,616
Revolving line of credit	63,186	8,320
Other long term liabilities	6,571	3,996
Stockholders’ equity	199,205	213,667
Total liabilities and stockholders’ equity	$339,735	$294,599

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